Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of SCYNEXIS, Inc. of our report dated February 27, 2014 (March 18, 2014 as to the fifth, sixth, and seventh paragraphs of Note 18, and April 30, 2014 as to the ninth and tenth paragraphs of Note 18) relating to the financial statements of SCYNEXIS, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to going concern uncertainty), appearing in the Registration Statement on Form S-1 (No. 333-194192) as amended, and related Prospectus dated May 2, 2014 of SCYNEXIS, Inc.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

May 16, 2014